      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1999


                                                      REGISTRATION NO. 333-61039
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                           EL PASO ENERGY CORPORATION
           (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                             76-0568816
           (STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER IDENTIFICATION NO.)
           INCORPORATION OR ORGANIZATION)


                            EL PASO ENERGY BUILDING

                             1001 LOUISIANA STREET,
                             HOUSTON, TEXAS, 77002
                                 (713) 420-2131
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
           AREA CODE, OF CO-REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                          DEEPTECH INTERNATIONAL INC.
           (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                             76-0289338
           (STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER IDENTIFICATION NO.)
           INCORPORATION OR ORGANIZATION)


                                                                     BRITTON WHITE JR., ESQ.
                                                                    EXECUTIVE VICE PRESIDENT
                                                                       AND GENERAL COUNSEL
               EL PASO ENERGY BUILDING                             EL PASO ENERGY CORPORATION
                1001 LOUISIANA STREET                                 1001 LOUISIANA STREET
                HOUSTON, TEXAS 77002                                  HOUSTON, TEXAS 77002
                   (713) 420-2131                                        (713) 420-2131
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                      INCLUDING                                              NUMBER,
  AREA CODE, OF CO-REGISTRANT'S PRINCIPAL EXECUTIVE        INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                      OFFICES)


                            ------------------------
                                    COPY TO:

                           GARY P. COOPERSTEIN, ESQ.
                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                               ONE NEW YORK PLAZA
                               NEW YORK, NY 10004
                                 (212) 859-8000
                            ------------------------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
                            ------------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
-----------

THE DATE OF THIS PROSPECTUS IS MAY 1999.


                          DEEPTECH INTERNATIONAL INC.

                     $77,600,000 12% SENIOR NOTES DUE 2000

                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                           EL PASO ENERGY CORPORATION
--------------------------------------------------------------------------------

     The $77,600,000 12% Senior Notes Due 2000 (the "Senior Notes," or the "Securities") of DeepTech International Inc. ("DeepTech") and the guarantees associated with the Senior Notes (the "Guarantees," and together with the Securities, the "Guaranteed Securities"), to which this Prospectus relates will be offered (the "Offering") by certain holders of the Senior Notes (the "Selling Holders"). All of the Selling Holders do not necessarily intend to sell their Guaranteed Securities, but they may decide to do so in the future. See "Selling Holders." The Guaranteed Securities offered by the Selling Holders may be sold from time to time at prices then prevailing, in negotiated transactions or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Neither El Paso Energy Corporation ("El Paso Energy" or the "Company") nor DeepTech will receive any proceeds from the sale of the Guaranteed Securities offered hereby.

     Interest on the Senior Notes is payable semi-annually on June 15 and December 15 of each year. The Senior Notes may be redeemed at the option of DeepTech, in whole or in part, at any time on or after June 15, 1999 upon not less than 30 days' nor more than 60 days' notice, at 106% of their principal amount, plus accrued interest, and at 100% of such principal amount, plus accrued and unpaid interest, to the date of redemption from and after June 15, 2000. The Senior Notes rank pari passu in right of payment with all other senior Indebtedness (defined herein) and senior to all other Indebtedness of DeepTech.


     As a result of a holding company reorganization effected on August 1, 1998, El Paso Natural Gas Company ("EPNG") became a wholly owned subsidiary of El Paso Energy and El Paso Energy succeeded EPNG as the publicly traded corporation. In conjunction with the merger of DeepTech with EPNG or El Paso Energy (the "Merger") pursuant to the Agreement and Plan of Merger dated as of February 27, 1998, as amended, and the solicitations (the "Solicitations") of consents to certain waivers (the "Waivers") and amendments (the "Amendments") from the holders of the Senior Notes (the "Holders") by EPNG and DeepTech pursuant to a consent solicitation statement (the "Statement") and a Consent Letter (the "Consent Letter") with respect to the Securities, EPNG agreed that EPNG or El Paso Energy, as successor to EPNG, would guarantee the Securities and would register the resales of such Guarantees under the Securities Act of 1933, as amended (the "Securities Act"), if the Merger were effected between DeepTech and a subsidiary of El Paso Energy. Based upon elections made by stockholders of DeepTech, on August 14, 1998 the Merger was effected as a merger of a subsidiary of El Paso Energy into DeepTech, and El Paso Energy issued the Guarantees on that date. Because the Amendments may have resulted in the issuance of new securities by DeepTech in exchange for previously outstanding senior notes and such issuance was effected through a private placement pursuant to Section 4(2) of the Securities Act, the Registration Statement of which this Prospectus forms a part is being filed to permit the resale under the Securities Act of the Securities as well as the resale of the Guarantees.


     The Senior Notes are not listed on any securities exchange or authorized for quotation on the Nasdaq system.

--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, UNDERWRITER OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH THIS PROSPECTUS RELATES.


                               TABLE OF CONTENTS


Risk Factors............................    2
Where You Can Find More Information.....    5
Private Securities Litigation Reform Act
  Safe Harbor Statement.................    7
The Companies...........................    9
Recent Developments.....................   10
Use of Proceeds.........................   12
Description of the Senior Notes.........   12
Description of the Guarantees...........   19
Issuance of Guarantees to Holders.......   23
Plan of Distribution....................   24
Selling Holders.........................   25
Legal Opinions..........................   25
Experts.................................   26

                                  RISK FACTORS



You should read the risks, uncertainties and factors which may adversely affect El Paso Energy that are discussed under the caption "Risk Factors -- Cautionary Statement For Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995" in El Paso Energy's 1998 Annual Report on Form 10-K and which are incorporated by reference in this prospectus, as well as the following additional risk factors which contemplate the consummation of the proposed merger of El Paso Energy and Sonat Inc. discussed in this prospectus in the section "Recent Developments -- El Paso Energy Merger with Sonat Inc."



RISKS RELATED TO THE PROPOSED MERGER WITH SONAT AND SONAT'S OPERATIONS



  THE STRUCTURE OF THE MERGER WILL NOT BE KNOWN UNTIL AFTER THE EL PASO ENERGY STOCKHOLDERS' SPECIAL MEETING.



     Because the structure of the merger depends on the vote of our stockholders, we will not know until after the special meeting the structure of the merger and type of consideration we will be required to pay for shares of Sonat common stock.



  PAYMENTS OF DIVIDENDS ON SENIOR VOTING PREFERRED STOCK ISSUED UNDER THE ALTERNATIVE MERGER STRUCTURE WOULD REDUCE THE FUNDS AVAILABLE TO THE COMBINED COMPANY TO FUND GROWTH AND OPERATIONS.



     We currently estimate that, if we complete the alternative merger, dividend payments in respect of the senior voting preferred stock would be between approximately $256 million and $356 million annually based on the number of shares of El Paso Energy common stock, shares of Sonat common stock and Sonat options outstanding as of March 5, 1999, and an assumed annual dividend rate of 8.75%. The actual dividend rate will be set at a rate that our financial advisors believe would cause the depositary shares, when fully distributed after completion of the alternative merger, to trade initially at approximately $100 per share. Because we would be using cash to pay these dividends, the amount of cash we would have available for expansion opportunities and ongoing operations would be significantly reduced.



  EL PASO ENERGY AND SONAT COULD BE REQUIRED TO EFFECT SIGNIFICANT DIVESTITURES OR COMPLY WITH OTHER REGULATORY REQUIREMENTS.



     We cannot complete the merger until the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act), has expired or terminated. We are also required to obtain the approval of the Federal Energy Regulatory Commission (the "FERC") in order to complete the merger.



     El Paso Energy and Sonat are both obligated, under the terms of the merger agreement, to use their "reasonable best efforts" to take all action to ensure that the waiting period under the HSR Act and all extensions of that period expire or are terminated and other required approvals are obtained. Neither of us is obligated, however, to take actions that would reasonably be likely to have a material adverse effect on the business, financial condition, or results of operations of the combined company after the merger, and El Paso Energy is not obligated to take actions that would reasonably be likely to have a material adverse effect on its subsidiary, Tennessee Gas Pipeline Company. Governmental authorities could require the companies to effect significant divestitures as a condition to approving the transaction or impose other conditions that would affect subsequent operations of the combined company.



     We cannot assure you that these and any other required regulatory approvals will be obtained or, if they are obtained, as to the terms, conditions and timing of these approvals. These requirements for regulatory approvals could delay completion of the merger for a significant period of time after the Sonat and El Paso Energy stockholders have approved the merger at the special meetings.



  IF THE MERGER IS COMPLETED UNDER THE ALTERNATIVE MERGER STRUCTURE, THE MERGER WILL BE DILUTIVE TO OUR EARNINGS PER SHARE FOR AT LEAST THREE YEARS.



  THE RATES THAT SONAT'S PIPELINE SUBSIDIARY IS ABLE TO CHARGE ITS CUSTOMERS MAY BE REDUCED BY GOVERNMENTAL AUTHORITIES.



     The pipeline transportation business conducted by Sonat's subsidiary, Southern Natural Gas Company, is regulated by the FERC and various state and local regulatory agencies. In particular, the FERC generally limits the rates such Sonat subsidiary is permitted to charge its customers for interstate transportation and, in some cases, sales of natural gas. If the rates such Sonat subsidiary is permitted to charge its customers for transportation are lowered, the profitability of Sonat's pipeline business may be reduced. Under the terms of a settlement approved by the FERC, Sonat's subsidiary is required to file a new rate case no later than September 1, 1999, to become effective by March 1, 2000. We cannot predict the outcome of that rate case.



  MANY OF THE CONTRACTS FOR NATURAL GAS TRANSMISSION BY SONAT'S SUBSIDIARY WILL EXPIRE WITHIN THE NEXT FEW YEARS.



     Substantially all of the revenues of Sonat's subsidiary, Southern Natural Gas Company, are generated under long-term natural gas transportation contracts. Contracts representing approximately 58% of Southern Natural Gas Company's firm transportation capacity will expire by their terms by September 1, 2003. Contracts with one gas distribution customer account for 46% of these expiring contracts. Although we expect such Sonat subsidiary to negotiate to extend these contracts, there can be no assurance that it will be able to extend or replace these contracts or that the terms of any renegotiated contracts will be as favorable as the existing contracts. If such Sonat subsidiary is unable to renew these contracts or if it renews them on less favorable terms, it may suffer a material reduction in revenue and earnings.



  THE SUCCESS OF SONAT'S EXPLORATION AND PRODUCTION BUSINESS IS DEPENDENT ON FACTORS WHICH CANNOT BE PREDICTED WITH CERTAINTY.



     The performance of Sonat's exploration and production business is dependent upon a number of factors that cannot be predicted with certainty. These factors include:



     - the effect of oil and natural gas prices on revenues;



     - the results of future drilling activity;



     - Sonat's ability to identify and precisely locate prospective geologic structures and to drill and successfully complete wells in those structures; and



     - Sonat's ability to expand leased land positions in desirable areas, which often are subject to intensely competitive leasing conditions.



  KEY PERSONNEL COULD TERMINATE THEIR EMPLOYMENT WITH THE COMBINED COMPANY.



     El Paso Energy's senior management has limited experience in the oil and gas exploration and production business. Although we expect Sonat personnel who currently operate Sonat's exploration and production business to remain with the combined company, we cannot assure you that any of these personnel will remain with the combined company after we complete the merger.

     All of the executive officers and other key employees of Sonat are parties to severance agreements and have the right to receive substantial payments if their employment is terminated by the combined company, if they terminate their employment for good reason after the merger or, in the case of its executive officers and two other key executives, if they terminate employment for any reason during the 30-day period immediately following the first anniversary of the merger. Executive officers and certain other key employees of El Paso Energy have similar rights under applicable plans, unless the merger is completed under the alternative merger structure. In addition, several Sonat executive officers are eligible to participate in a voluntary reduction-in-force window program if they (1) give notice of intent to terminate their employment within a 45-day period currently expected to end on December 31, 1999, and (2) terminate their employment during a 6-month period currently expected to end on June 30, 2000. These individuals will be entitled to severance payments under their severance agreements if they elect to take early retirement. Accordingly, El Paso Energy expects that a substantial number of Sonat executive officers and other employees will likely terminate their employment within the year following completion of the merger.



     We cannot assure you that, if executive officers and other key employees of either El Paso Energy or Sonat leave the combined company, we will be able to find adequate replacements.



  WE CANNOT ASSURE YOU THAT EL PASO ENERGY AND SONAT WILL BE SUCCESSFULLY COMBINED INTO A SINGLE ENTITY.



     If we cannot successfully combine our operations we may experience a material adverse effect on our business, financial condition or results of operations. The merger involves the combining of two companies that have previously operated separately. The combining of companies such as Sonat and El Paso Energy involves a number of risks, including:



     - the diversion of management's attention to the combining of operations;



     - difficulties in the combining of operations and systems, including plans to update and test systems for "Year 2000" compliance;



     - difficulties in the assimilation and retention of employees;



     - challenges in keeping customers; and



     - potential adverse short-term effects on operating results.



     Among the factors considered by the boards of directors of each company in approving the merger agreement were the opportunities for economies of scale and scope and operating efficiencies that could result from the merger. Although we expect the combined company to achieve significant annual savings in operating costs as a result of the merger, we may not be able to maintain the levels of operating efficiency that we each previously achieved or might achieve if we remain separate. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other size-related benefits that we hope to achieve after the merger.



     In addition, because (1) Sonat's marketing operations are held through a joint venture in which Sonat has a 65% interest and (2) its Florida pipeline is held through a joint venture that is operated by a subsidiary of Enron Corp. and in which Sonat has a 50% interest, the combined company may not be able to effectively integrate these operations with similar operations of El Paso Energy to achieve cost savings in these operations.

                      WHERE YOU CAN FIND MORE INFORMATION



     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the senior notes and the guarantees associated with the senior notes. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.



     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:



  Public Reference Room          New York Regional Office       Chicago Regional Office
  Room 1024                      Suite 100                      Citicorp Center
  450 Fifth Street, N.W.         7 World Trade Center           Suite 1400
  Washington, D.C. 20549         New York, New York 10048       500 West Madison Street
                                                                Chicago, Illinois 60661-2511



     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, including El Paso Energy, Leviathan Gas Pipeline Partners, L.P. and Sonat, who file, and DeepTech who filed, electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about El Paso Energy, Leviathan and Sonat at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005 and about DeepTech at the offices of NASD Operations, located at 1735 K Street, N.W., Washington, D.C.



     The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, any except for information that is superseded by information that is included directly in this document.



     We incorporate by reference the documents listed below that El Paso Energy, DeepTech and Leviathan have previously filed with the SEC. They contain important information about our company and its financial condition. Some of these filings have been amended by later filings, which are also listed.

       EL PASO ENERGY'S SEC FILINGS
            (FILE NO. 1-14365)                     DESCRIPTION OR PERIOD/AS OF DATE
       ----------------------------                --------------------------------
Annual Report on Form 10-K                    Year ended December 31, 1998
Current Report on Form 8-K, dated March       Discloses the entering into of the merger
  15, 1999                                    agreement between El Paso Energy and Sonat
                                              and related matters
Current Report on Form 8-K, dated April       Discloses preliminary unaudited pro forma
  23, 1999                                    financial information of El Paso Energy
                                              and Sonat giving effect to the merger
Current Report on Form 8-K, dated April       Discloses first quarter operating results
  23, 1999                                    of El Paso Energy
Current Report on Form 8-K/A, dated April     Amends preliminary unaudited pro forma
  30, 1999                                    financial information of El Paso Energy
                                              and Sonat giving effect to the merger and
                                              also includes Sonat's 1998 audited
                                              financial statements.
Registration Statement on Form 8-A, dated     Contains a description of the El Paso
  August 3, 1998                              Energy common stock
Registration Statement on Form 8-A/A dated    Contains a description of the El Paso
  January 29, 1999                            Energy preferred stock purchase rights
Definitive Proxy Statement on Schedule 14A    Definitive proxy statement relating to the
                                              1999 annual meeting of El Paso Energy's
                                              stockholders (filed on March 11, 1999)



          DEEPTECH'S SEC FILINGS
             (FILE NO. 1-959)                      DESCRIPTION OR PERIOD/AS OF DATE
          ----------------------                   --------------------------------
Annual Report on Form 10-K/A                  Year ended June 30, 1997
Quarterly Report on Form 10-Q                 Quarterly period ended September 30, 1997
Quarterly Report on Form 10-Q                 Quarterly period ended December 31, 1997
Quarterly Report on Form 10-Q                 Quarterly period ended March 31, 1998
Current Report on Form 8-K, dated July 23,    Discloses fourth quarter operating results
  1997                                        of DeepTech
Current Report on Form 8-K, dated December    Discloses the entering into of a
  31, 1997                                    restructuring agreement with Tatham
                                              Offshore, Inc. and related matter
Current Report on Form 8-K, dated August      Discloses the entering into of a merger
  28, 1998                                    agreement among DeepTech, El Paso Energy,
                                              a wholly owned subsidiary of El Paso
                                              Energy, and El Paso Natural Gas Company
Definitive Proxy Statement on Schedule 14A    Definitive proxy statement relating to the
                                              1997 annual meeting of DeepTech's
                                              stockholders (filed on November 24, 1997)



         LEVIATHAN'S SEC FILINGS
            (FILE NO. 1-11680)                     DESCRIPTION OR PERIOD/AS OF DATE
         -----------------------                   --------------------------------
Annual Report on Form 10-K                    Year ended December 31, 1998
Definitive Proxy Statement on Schedule 14A    Definitive proxy statement relating to the
                                              1999 annual meeting of El Paso Energy's
                                              stockholders (filed on February 8, 1999)

     We incorporate by reference additional documents that El Paso Energy, DeepTech or Leviathan may file with the SEC until all of the Notes and associated guarantees offered by this prospectus have been sold. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.



     You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:



                           El Paso Energy Corporation


                          Office of Investor Relations


                            El Paso Energy Building


                             1001 Louisiana Street


                              Houston, Texas 77002


                         Telephone No.: (713) 420-2131



     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.



     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.



     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.



         PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT


     This Prospectus (including the documents incorporated by reference herein) contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, the Company and DeepTech caution that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company or DeepTech, including their respective subsidiaries, or their respective management, expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe," "expect," "estimate," "anticipate" and similar expressions may identify forward-looking statements.

     Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include increasing competition within the Company's and DeepTech's industry, the timing and extent of changes in commodity prices for natural gas and power, uncertainties associated with acquisitions and joint ventures, potential environmental liabilities, potential contingent liabilities and tax liabilities related to the Company's and DeepTech's acquisitions, political and economic risks associated with current and future operations in foreign countries, conditions of the equity and other capital markets during the periods covered by the forward-looking statements, and other risks, uncertainties and factors, including the effect of the year 2000 date change, discussed more completely in the other filings of the Company, EPNG, as predecessor of the Company, DeepTech and Leviathan with the Commission, including the Annual Report on Form 10-K for the year ended December 31, 1998 for the Company and Leviathan and the Annual Report on Form 10-K for the year ended June 30, 1997 for DeepTech.

                                 THE COMPANIES


GENERAL

     The Company. The Company is a Delaware corporation which was incorporated in 1998. As a result of a holding company reorganization effected on August 1, 1998, the Company succeeded EPNG, a Delaware corporation formed in 1928, as the publicly traded corporation, and EPNG and its subsidiaries became direct and indirect subsidiaries of the Company.


     The Company's principal operations include the interstate and intrastate transportation, gathering and processing of natural gas; the marketing of natural gas, power, and other energy-related commodities; and the development and operation of energy infrastructure facilities worldwide. The Company owns or has interests in over 28,000 miles of interstate and intrastate pipeline connecting the nation's principal natural gas supply regions to the four largest consuming regions in the United States, namely the Gulf Coast, California, the Northeast, and the Midwest. The Company's interstate natural gas transmission operations include one of the nation's largest and only coast-to-coast mainline natural gas transmission systems which is comprised of five interstate pipeline systems: the El Paso Natural Gas pipeline, the Tennessee Gas pipeline, the Midwestern Gas Transmission pipeline, the East Tennessee Natural Gas pipeline, and the Mojave Pipeline pipeline.



     In addition to its interstate transmission services, the Company provides services including natural gas gathering, products extraction, dehydration, purification, compression, and intrastate transmission. These services include gathering of natural gas from more than 10,000 natural gas wells with approximately 11,000 miles of gathering lines, 23 natural gas processing and treating facilities located in some of the most prolific and active production areas of the United States, including the San Juan and Permian Basins and in east Texas, south Texas, Louisiana, and the Gulf of Mexico. The Company conducts intrastate transmission operations through its interests in four Texas intrastate systems, which include the Oasis pipeline running from west Texas to Katy, Texas, the Channel pipeline extending from south Texas to the Houston Ship Channel, and the Shoreline and Tomcat gathering systems which gather gas from offshore Texas. The Company also provides intrastate transportation in north Louisiana through its Gulf States pipeline that runs from the Texas border to Ruston, Louisiana. The Company's marketing activities include the marketing and trading of natural gas, power and other energy-related commodities, as well as providing integrated price risk management services associated with these commodities. Also, the Company participates in the development and ownership of domestic power generation facilities and other power-related assets and joint ventures.



     The Company's international activities focus on the development and operation of international energy infrastructure projects and include ownership interests in three major existing natural gas transmission systems in Australia, and natural gas transmission systems and power generation facilities currently in operation or under construction in Argentina, Bolivia, Brazil, Chile, the Czech Republic, Hungary, Indonesia, Mexico, Pakistan, Peru, the United Kingdom, Banglesh, the Philippines, and China.



     The Company's principal executive offices are in the El Paso Energy Building, located at 1001 Louisiana Street, Houston, Texas 77002, and its telephone number at that address is (713) 420-2131.



     DeepTech. DeepTech is a holding company which is engaged, through its general and limited partnership interests in Leviathan in the acquisition, development, production, processing, transportation and marketing of, and the exploration for, oil and gas located offshore the United States in the Gulf of Mexico. DeepTech's principal executive offices are in the El Paso Energy Building, located at 1001 Louisiana Street, Houston, Texas 77002, and its telephone number at that address is (713) 420-2131.

THE MERGER AND RELATED TRANSACTIONS

  General

     On February 27, 1998, EPNG, El Paso Acquisition Company ("Merger Sub"), a direct wholly owned subsidiary of EPNG, and DeepTech entered into an Agreement and Plan of Merger (as amended from time to time, the "Merger Agreement"), providing for the merger (the "Merger") of DeepTech with EPNG or a subsidiary of EPNG. The Merger Agreement was amended on June 16, 1998 to add the Company as a party, and to provide for the issuance of the common stock, par value $3.00 per share, of the Company (the "Company Common Stock") in lieu of common stock of EPNG and for the merger of DeepTech with the Company or a subsidiary of the Company, if the holding company reorganization were to occur prior to the Merger. Prior to the Merger, DeepTech disposed of substantially all of its assets other than its general and limited partnership interests in Leviathan, through the contribution of its offshore drilling services business to its 94%-owned subsidiary, Tatham Offshore, Inc. ("Tatham Offshore"), and a rights offering (the "Rights Offering") to DeepTech stockholders of the shares of Tatham Offshore owned by DeepTech and its subsidiaries. As a result of the foregoing transactions, DeepTech has no material assets other than its Leviathan interests and cash. The Merger occurred on August 14, 1998.

  Merger Consideration

     As a result of the Merger, based upon the elections which were made by stockholders of DeepTech, each DeepTech stockholder received for each share of DeepTech common stock, par value $0.01 per share (the "DeepTech Common Stock"),
(i) 0.4236 of a share of the Company Common Stock or (ii) $14.00 in cash, without interest.

     As of the effective time of the Merger, the Company agreed to guarantee the Securities pursuant to the Guarantees.

     For further information regarding the Merger and the related transactions undertaken in connection therewith, see the Registration Statement on Form S-4 (Registration No. 333-49863), which has been filed with the Commission.

THE EL PASO REORGANIZATION

     On August 1, 1998, EPNG effected the holding company reorganization whereby EPNG and its subsidiaries became direct and indirect subsidiaries of the Company. Pursuant to the holding company reorganization, holders of shares of the common stock, par value $3.00 per share, of EPNG became holders on a share-for-share basis of shares of the Company Common Stock with the result that the Company replaced EPNG as the publicly held corporation. The change to a holding company structure was tax free for federal income tax purposes to stockholders of EPNG and was effected without a vote of stockholders under applicable Delaware law.


                              RECENT DEVELOPMENTS



EL PASO ENERGY'S PRELIMINARY RESULTS OF OPERATIONS FOR THE FIRST QUARTER ENDED MARCH 31, 1999



     On April 23, 1999, El Paso Energy announced its preliminary results of operations for the first quarter ended March 31, 1999. The reported consolidated earnings before interest expense and income taxes for the first quarter of 1999 rose 17% to $190 million, up from $163 million reported for the first quarter of 1998. El Paso Energy also reported that diluted earnings per common share rose 21% to $.58, compared to $.48 reported for the first quarter of 1998, excluding the cumulative effect of an accounting change implemented in the first quarter of 1999. The accounting change, which relates to the treatment of certain project development costs that newly adopted accounting standards require be expensed rather than capitalized, resulted in a non-recurring $13 million after-tax charge, or a charge of $.10 per diluted share.



EL PASO ENERGY'S MERGER WITH SONAT INC.



     El Paso Energy entered into the second amended and restated agreement and plan of merger with Sonat Inc. dated as of March 13, 1999 (the "Merger Agreement"), pursuant to which Sonat will merge into El Paso Energy, and El Paso Energy will issue to Sonat stockholders one share of El Paso Energy common stock for each share of Sonat common stock owned by them, and its certificate of incorporation will be amended to authorize the issuance of up to 750 million shares of common stock and 50 million shares of preferred stock. El Paso Energy is planning to hold a special meeting of its stockholders to consider and vote on a proposal to adopt the Merger Agreement. If El Paso Energy stockholders do not approve the Merger Agreement, but Sonat stockholders do approve the Merger Agreement, Sonat will instead merge with a subsidiary of El Paso Energy under an alternative merger structure, and El Paso Energy will issue a combination of (1) a fraction of a share of El Paso Energy common stock and (2) a fraction of a depositary share representing a fractional interest in a new series of senior voting preferred stock of El Paso Energy for each share of Sonat common stock. El Paso Energy will complete the merger with Sonat only if a number of conditions are satisfied or waived, including:



     - Sonat stockholders adopt the Merger Agreement;



     - no law or court order prohibits the transaction;



     - all waiting periods under federal antitrust laws applicable to the merger expire or terminate;



     - all other regulatory approvals are received without conditions that would have a materially adverse effect on the financial condition, results of operations or cash flow of the combined businesses; and



     - attorneys for El Paso Energy and Sonat issue opinions that the merger is expected to be tax-free.



     However, El Paso Energy cannot assure you that it will complete the merger even if such conditions are satisfied.



     If the El Paso Energy and Sonat stockholders both approve the Merger Agreement, El Paso Energy and Sonat will complete the merger on an all common stock basis and expects to account for the merger using the pooling of interests method of accounting in accordance with United States generally accepted accounting principles. If El Paso Energy stockholders do not approve the Merger Agreement, and Sonat stockholders do approve the Merger Agreement, El Paso Energy and Sonat will complete the merger under the alternative merger structure, and will account for the merger using the purchase method of accounting in accordance with United States generally accepted accounting principles. The selected unaudited pro forma condensed combined financial information, included in El Paso Energy's Current Report on Form 8-K/A dated April 30, 1999, which is incorporated herein by reference, reflects the all common stock merger using the pooling of interests method of accounting and the merger under the alternative structure using the purchase method of accounting.



     Sonat Inc. is a diversified energy holding company. It is engaged, through its subsidiaries and joint ventures in domestic oil and natural gas exploration and production, the transmission and storage of natural gas, and natural gas and power marketing. Sonat has interests in oil and gas producing properties in Louisiana, Texas, Oklahoma, Arkansas, Alabama, New Mexico and the Gulf of Mexico. Sonat owns approximately 1.6 trillion cubic feet equivalent of proved reserves.

                                USE OF PROCEEDS


     The Guaranteed Securities offered hereby are being sold by the Selling Holders named under the caption "Selling Holders." Neither El Paso Energy nor DeepTech will receive any proceeds from the Offering.


                           EL PASO ENERGY CORPORATION


                RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF


                     EARNINGS TO COMBINED FIXED CHARGES AND


              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS



                                                              YEAR ENDED DECEMBER 31,
                                                          --------------------------------
                                                          1998   1997   1996   1995   1994
                                                          ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges and Ratio of Earnings
  to Combined Fixed Charges and Preferred and Preference
  Stock Dividend Requirements(1)........................  2.01x  2.26x  1.59x  2.51x  2.87x


-------------------------

(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since El Paso Energy has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

     For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, and pre-tax preferred stock dividend requirements of majority owned subsidiaries; and (ii) "earnings" represent the aggregate of income from continuing operations before income taxes, interest expense (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, and the actual amount of any preferred stock dividend requirements of majority owned subsidiaries, adjusted to reflect actual distributions from equity investments.


                        DESCRIPTION OF THE SENIOR NOTES



     The Senior Notes were issued under an indenture dated as of March 21, 1994, as amended by the First Supplemental Indenture dated August 14, 1998 (the "Indenture"), between DeepTech and the Bank of New York, successor in interest to the First Interstate Bank of Texas, N.A., as trustee (the "Trustee"). The terms of the Senior Notes include those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture (the "Trust Indenture Act"). The Senior Notes are subject to all such terms, and holders of the Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms. The following is a summary of the material provisions of the Indenture. Copies of the Indenture substantially in the form in which it was executed as of March 21, 1994 and the First Supplemental Indenture have been filed with the Commission as exhibits to the Registration Statement of which this prospectus (the "Prospectus") is a part. Capitalized terms used in this section and not otherwise defined below have the respective meanings assigned to them in the Indenture.


GENERAL

     The Senior Notes are general obligations of DeepTech, limited to $82 million in aggregate principal amount. The Senior Notes will mature on December 15, 2000 and bear interest at 12% per annum, payable semiannually in arrears on June 15 and December 15 of each year, to the persons who are registered holders thereof at the close of business on May 31 or November 30, immediately preceding such interest payment date. Interest on the Senior Notes is computed on the basis of a 360-day year of twelve 30-day months. The Trustee acts as Paying Agent and Registrar. Principal and premium, if any, and interest are payable at the offices of the Trustee but, at the option of DeepTech, interest may be paid by check mailed to the persons who are registered holders of Senior Notes at their registered addresses. Holders of the Senior Notes must surrender such Senior Notes to the Paying Agent to collect principal payments. The Senior Notes may be presented for registration of transfer or for exchange at the offices of the Trustee and are issued in fully registered form, in denominations of $1,000 and any integral multiple thereof. DeepTech may require payment of a sum sufficient to cover any tax or governmental charge payable in connection with certain transfers and exchanges.

     The Senior Notes rank senior in right of payment to all existing and future subordinated Indebtedness of DeepTech and pari passu in right of payment with all other Indebtedness of DeepTech.

OPTIONAL REDEMPTION

     At any time on or after June 15, 1999, DeepTech may, at its option, redeem all or any portion of the Senior Notes at the redemption prices (expressed as percentages of the principal amount of the Senior Notes) set forth below, plus, in each case, accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning June 15 of the years indicated below:

                        YEAR                           PERCENTAGE
                        ----                           ----------
1999.................................................     106%
2000 and thereafter..................................     100%

     If less than all of the Senior Notes are to be redeemed pursuant to the immediately preceding paragraph, the Trustee shall select pro rata, by lot or in such other manner as it deems appropriate or fair, the Senior Notes to be redeemed in integral multiples of $1,000. Senior Notes in denominations larger than $1,000 may be redeemed in part, provided such part is an integral multiple of $1,000.

     Notice of redemption will be sent by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to each holder of Senior Notes to be redeemed at the last address for such holder then shown on the registry books. Any notice that relates to a Senior Note to be redeemed in part only shall state the portion of the principal amount to be redeemed and that on and after the redemption date, upon surrender of the Senior Note, a new Senior Note or Senior Notes will be issued in a principal amount equal to the unredeemed portion thereof. On and after the redemption date (unless DeepTech shall default in the payment of such Senior Notes at the redemption price, together with accrued interest to the redemption date), interest will cease to accrue on the Senior Notes or part thereof called for redemption.

MANDATORY SINKING FUND

     There are no mandatory sinking fund payments for the Senior Notes.

CERTAIN COVENANTS

     The Indenture contains certain customary covenants regarding DeepTech's business and operations and includes, among others, the following covenants.

     Limitation on Consolidation or Merger. The Indenture provides that DeepTech will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of its assets substantially as an entirety to, any

Person or group of affiliated Persons, unless at the time and after giving effect thereto (i) either (a) DeepTech is the continuing or surviving corporation or (b) the Person (if other than DeepTech) formed by or surviving such consolidation into which DeepTech is merged or the person that acquires by conveyance, transfer or lease the properties and assets of DeepTech substantially as an entirety is a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on, all the securities and the performance of every other Obligation and covenant of DeepTech under the Securities and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) DeepTech has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the Indenture and that all conditions precedent therein (in the case of clause (ii) above, to such counsel's knowledge) relating to such transaction have been satisfied.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuation in currency values.

     "Date of Determination" means the date on which a calculation is required to be made pursuant to the terms of the Indenture.

     "Default" means any event which with the giving of notice or the passage of time or both would become an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or excercisable), or upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof in whole or in part, in each case on or prior to the Stated Maturity of the Senior Notes.

     "GAAP" means generally accepted accounting principles, as in effect in the United States of America on the date of issuance of the Senior Notes.

     "Indebtedness" of any Person means, without duplication, all liabilities for (i) indebtedness of such Person for money borrowed; (ii) indebtedness evidenced by bonds, notes, debentures, or similar instruments for the payment of which such Person is responsible or liable, (iii) all obligations of such Person issued or assumed as the deferred purchase price of Property or services (except to the extent such obligations constitute trade payables or accrued expenses if and to the extent that such obligations would appear as a liability on the balance sheet of such Person in accordance with GAAP), all conditional sale obligations of such Person and all obligations under any title retention agreement; (iv) all obligations of such Person in respect of Currency Agreements or Interest Swap Obligations; (v) the principal amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock; (vi) all Capitalized Lease Obligations of such Person; (vii) all obligations of the type referred to in this definition of Indebtedness of other Persons, together with all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and (viii) all obligations of the type referred to in this definition of Indebtedness of other Persons secured by any Lien on, or in respect of which there is recourse to, any Property of the Person whose Indebtedness is determined hereunder (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured or in respect of which there is such recourse.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any interest rate swap, cap, collar or other similar agreement or arrangement designed to provide protection against fluctuations in interest rates.

     "Lien" means, with respect to any asset, any mortgage, pledge, lien, charge, adverse claim affecting title, deed of trust, security interest, option or other agreement to sell or any other similar encumbrance (including any agreement to give any of the foregoing). For purposes of the Indenture, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement (including any lease in the nature thereof) relating to such Property.

     "Officers' Certificate" means, with respect to any Person, a certificate signed by two of the following officers: the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer or the Treasurer of such Person.

     "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Significant Subsidiary" means a "significant subsidiary" as defined in
Section 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision.

     "Subordinated Debt" means the subordinated debt of DeepTech that is outstanding on the date of issuance of the Senior Notes.

     "Subsidiary" of DeepTech means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by DeepTech or by one or more other Subsidiaries, or by DeepTech and one or more other Subsidiaries of DeepTech.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations unconditionally and irrevocably guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" means securities of any class or classes of a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or Persons performing equivalent functions).

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":
(i) DeepTech defaults in the payment of any installment of interest on any Security when due and payable and continuance of such default for 30 days; (ii) DeepTech defaults in the payment of the principal of or the premium, if any, on any Security when due and payable at Stated Maturity, upon acceleration, upon optional redemption of the Securities, upon declaration or otherwise; (iii) DeepTech fails to observe, perform or comply with any of its other agreements or covenants in or provisions of the Securities or the Indenture and such failure to observe, perform or comply continues for a period of 60 days after receipt by DeepTech of written notice thereof from the Trustee or Holders of at least 25% in principal amount of the Securities then outstanding, specifying such default and requiring that it be remedied; (iv) DeepTech or any Subsidiary fails to make any payment in the amount of $50,000 or more constituting principal of, or premium, if any, in respect of, or interest on, any Indebtedness when due (after giving effect to any grace period applicable thereto), and the aggregate principal amount of such Indebtedness with respect to which any such failure to pay has occurred exceeds $25 million or its foreign currency equivalent in the aggregate; (v) any Indebtedness of DeepTech or any of its Subsidiaries is accelerated or becomes due or is declared due and payable because of a default, and the aggregate principal amount of such Indebtedness with respect to which any such failure to pay has occurred exceeds $25 million or its foreign currency equivalent in the aggregate; (vi) DeepTech or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (A) commences a voluntary case or proceeding, (B) consents to the entry of an order for relief against it in an involuntary case or proceeding, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it generally is unable to pay its debts as the same become due; or (vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief (with respect to the petition commencing such case) against DeepTech or any Significant Subsidiary in an involuntary case or proceeding, (B) appoints a Custodian for DeepTech or any Significant Subsidiary or for all or substantially all of its respective property, or (C) orders the liquidation of DeepTech or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days.

     The terms "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     The Indenture provides that the Trustee, within 30 days after the occurrence of any continuing Default that is known to the Trustee, will give notice thereof to the Holders; provided, however, that, except in the case of a Default in payment of principal of or interest on the Senior Notes or Default resulting from bankruptcy or insolvency, the Trustee may withhold such notice as long as it in good faith determines that such withholding is in the interest of the Holders.

     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Senior Notes then outstanding, by notice in writing to DeepTech, may declare the principal of, premium, if any, and accrued interest on all the Senior Notes to be due and payable. If an Event of Default resulting from bankruptcy, insolvency or reorganization shall occur, such principal, premium, if any, and accrued interest shall be due and payable without any declaration or other act on the part of the Trustee or any Holder. Upon such a declaration or acceleration, such principal, premium, if any, and accrued interest shall be due and payable immediately.

     The Holders of a majority in aggregate principal amount of the Senior Notes issued under the Indenture at the time outstanding by notice to the Trustee may on behalf of the holders of the Senior Notes waive any existing Default or Event of Default under the Indenture and its consequences, except a continuing Default or Event of Default in the payment of interest on, or the principal of and premium, if any, on the Senior Notes.

     Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or Senior Notes unless such Holder has previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in principal amount of the Senior Notes have requested the Trustee to pursue remedies in respect of such Event of Default and have offered the Trustee reasonable security or indemnity against any loss, liability or expense to be thereby incurred and the Trustee has not complied with the request for 60 days after receipt of the request and the offer of indemnity and security and unless the Holders of a majority in principal amount of the Senior Notes have not given the Trustee a direction inconsistent with such request during such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the Senior Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of any Holder or that would subject the Trustee to personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification and security satisfactory to it in its sole discretion against any and all losses and expenses caused by taking such action.

     DeepTech is required to furnish to the Trustee, within 120 days after the end of each fiscal year, an Officer's Certificate to the effect that such officers have conducted or supervised a review of the activities of DeepTech and its Subsidiaries and of performance under the Indenture and that, based on their review, DeepTech has fulfilled all of its obligations under the Indenture or, if there has been a default, specifying each default, its nature and its status. In addition, DeepTech is required to file with the Trustee notice of the occurrence of any Default or Event of Default within five Business Days of its becoming aware of any such Default or Event of Default.

DISCHARGE OF INDENTURE AND DEFEASANCE

     DeepTech may terminate substantially all its obligations under the Senior Notes and the Indenture and the Indenture shall cease to be of further effect (subject to the survival of certain provisions thereof) when (i) all outstanding Senior Notes (other than certain Senior Notes replaced pursuant to the Indenture) have been delivered to the Trustee for cancellation or (ii) all outstanding Senior Notes have become due and payable, and DeepTech irrevocably deposits with the Trustee funds sufficient to pay at maturity or redemption all outstanding Senior Notes (other than certain Senior Notes replaced pursuant to the Indenture), including all interest and premium (if any) thereon, and DeepTech has paid all other sums then due and payable under the Indenture. In addition, DeepTech may terminate substantially all its obligations under the Senior Notes and the Indenture if (a) DeepTech irrevocably deposits in trust with the Trustee cash in United States dollars or U.S. Government Obligations maturing as to principal and interest in such amounts and at such times, or a combination of money and U.S. Government Obligations as are sufficient, based upon the written report of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, on and interest on the then outstanding Senior Notes to Stated Maturity, repurchase or redemption, as the case may be, (b) DeepTech delivers to the Trustee an Opinion of Counsel to the effect that, based on federal income tax laws then in effect, the Holders of the Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of DeepTech's exercise of such option and shall be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised, or a ruling to that effect has been received from or published by the Internal Revenue Service and (c) certain other conditions are met.

     DeepTech shall be released from its obligations with respect to the covenants described under "Certain Covenants" and payment of the Senior Notes may not be accelerated because of an Event of Default based on the failure to comply with such covenants or because of an Event of Default described in clauses (iii), (iv) or (v), in the first paragraph under "Events of Default," if
(i) DeepTech irrevocably deposits in trust with the Trustee trust money or U.S. Government Obligations sufficient, based upon the written report of a nationally recognized firm of independent public accountants, to pay the principal of, and premium on, if any, and interest on the then-outstanding Senior Notes to Stated Maturity, repurchase or redemption, as the case may be, and (ii) certain other conditions are met. In such event, the obligations of DeepTech under the Senior Notes and the Indenture (other than with respect to the covenants and Events of Default referred to above) shall remain in full force and effect.

REPORTS TO HOLDERS OF THE SENIOR NOTES

     DeepTech will, within five Business Days, file with the Trustee and promptly furnish Holders with copies of the annual reports and of the information, documents and other reports that DeepTech is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act after such annual reports, information, documents and other reports are filed with the Commission.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and DeepTech may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. DeepTech is not required to make, and the Registrar is not required to register, any transfer or exchange of any Senior Note selected for redemption or repurchase (except, in the case of Senior Notes to be redeemed or repurchased in part, the portion thereof not to be redeemed or repurchased), or any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed or repurchased, or any Senior Note for a period of 15 days before an interest payment date.

     The registered Holder of a Senior Note may be treated as the owner of it for all purposes.

AMENDMENT AND SUPPLEMENT

     Subject to certain exceptions, the Indenture or the Senior Notes may be amended or supplemented by DeepTech and the Trustee without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of then-outstanding Senior Notes. Without notice to or consent of any Holder, DeepTech and the Trustee may amend the Indenture and the Senior Notes, among other things, to cure any ambiguity, defect or inconsistency; to provide for the assumption of DeepTech's obligations to Holders by a successor corporation; to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (subject to certain provisions of the Code); or to make any change that would provide additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder. Without the consent of each Holder affected, DeepTech may not reduce the principal amount of Senior Notes the Holders of which must consent to any amendment of the Indenture; reduce the interest rate or extend the time for payment of interest on any Senior Note; reduce the premium payable upon the redemption of any Senior Note or change the time at which any Senior Note may or shall be redeemed; make any Senior Note payable in money other than that stated in the Senior Note; make any change in the provisions concerning waiver of Defaults or Events of Default by Holders of the Senior Notes or rights of any Holder to receive payment of principal or interest; or extend the Stated Maturity of any Senior Note. The Indenture contains provisions that permit Deep Tech and the Trustee, with the consent of Holders of at least 51% in aggregate principal amount of Senior Notes then outstanding, to amend, supplement or modify the Indenture to modify certain provisions that do not require the consent of each Holder.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS AND DIRECTORS

     No director, officer, employee or stockholder of DeepTech shall have any personal liability in respect of any obligations of DeepTech under the Senior Notes or the Indenture, or for any claim based on, with respect to or by reason of such obligation or their creation. By accepting any Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Senior Notes.

THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture. The Trustee is permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Commission to continue or resign.

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise the rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

AUTHENTICATION

     Two officers of DeepTech are required to sign each Senior Note on behalf of DeepTech by manual or facsimile signature. DeepTech's seal is required to be reproduced on the Senior Notes. A Senior Note is not valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the Senior Note. Each Senior Note is required to be dated the date of its authentication.

                         DESCRIPTION OF THE GUARANTEES

GENERAL

     The Guarantees were executed by the Company on August 14, 1998. A copy of the Guarantee is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Guarantees are offered in uncertificated form, subject to the satisfaction or waiver of certain conditions described below. See "Conditions to the Effectiveness of the Guarantee".

     The Guarantees provide that the Company unconditionally guarantees that (i) the Company will promptly and punctually perform and observe each and every agreement, covenant and condition on the part of DeepTech to be performed or observed, which agreement, covenant or condition is contained in the Senior Notes, as amended by the Supplemental Indenture (all of such instruments being herein collectively called the "Operative Instruments"), (ii) all sums stated in the Operative Instruments to be payable and all other amounts payable pursuant to the Operative Instruments, including, without limitation, the principal of, the interest and any premium on, the Securities, will be promptly paid in full when due in accordance with the provisions thereof, whether at maturity or as a prepayment or by acceleration or otherwise, all at the time and place and in the amount and manner prescribed in, and otherwise in accordance with, the applicable Operative Instrument, and (iii) the Company will, promptly after demand, pay to the Holder, the costs and expenses incurred in connection with enforcing the rights of said Holder against DeepTech following any default in the due performance or observance of any agreement, covenant or condition on the part of DeepTech to be performed or observed under any of the Operative Instruments, including without limitation, the fees and expenses of counsel.

     The Guarantees are unconditional and absolute guarantees of payment and not guarantees of collection, and if for any reason any duty, agreement or obligation of DeepTech contained in any Operative Instrument is not performed or observed by DeepTech as provided therein, or if any amount payable under or in connection with any Operative Instrument is not paid in full when the same becomes due and payable, the Company undertakes to perform or cause to be performed promptly each of such duties, agreements and obligations and to pay forthwith each such amount to the person entitled to receive the same, regardless of any defense or set-off or counterclaim which DeepTech or any other person may have or assert and regardless of whether or not the Holder or anyone on behalf of such Holder shall have instituted any suit, action or proceeding or exhausted its remedies or taken any steps to enforce any rights against DeepTech or any other person to compel any such performance or observance or to collect all or part of any such amount, either pursuant to the provisions of any Operative Instrument or at law or in equity, and regardless of any other condition or contingency.

     If the Company is required to make any payments on account of the Securities or otherwise in accordance with any Operative Instrument and pursuant to the Guarantees, the Company will be subrogated to the rights of the Holder of the Securities (subject to the prior payment in full in cash of all principal, interest and premium, if any, due on the Securities and all amounts payable under the Operative Instruments) to receive payments or distributions of assets of DeepTech payable or distributable to said Holder until the Company has been repaid in full. If at any time any payment received by the Holder under any Operative Instrument is required to be repaid by such Holder, the obligations, covenants, agreements and duties of the Company under the Guarantees will be reinstated for not less than one year as if such payment had not been made.

COVENANTS IN THE GUARANTEES

     Waiver. The Company unconditionally: (i) waives any requirement that the Holder, in the event of any default by DeepTech, first make demand upon, or seek to enforce remedies against, DeepTech or any other person before demanding payment under or seeking to enforce the Guarantees; (ii) covenants that the Guarantees will not be discharged except by complete performance of all obligations contained in every Operative Instrument; (iii) agrees that the Guarantees will remain in full force and effect without regard to, and will not be affected or impaired, without limitation, by, any invalidity, irregularity or unenforceability in whole or in part of any Operative Instrument or any limitation on the liability of DeepTech thereunder, or any limitation on the method or terms of payment thereunder which may be caused or imposed in any manner whatsoever; and (iv) waives diligence, presentment and protest with respect to, and any notice of default in the payment of any amount at any time payable by DeepTech under or in connection with, any operative Instrument.

     No Impairment of Covenants. The obligations, covenants, agreements and duties of the Company under the Guarantees will not be released, affected or impaired by any assignment or transfer, in whole or in part, of any Operative Instrument, although made without notice to or the consent of the Company, or any waiver by the Holder, or by any other person, of the performance or observance by DeepTech or the Company of any of the agreements, covenants, terms or conditions contained in any Operative Instrument, or any indulgence in or the extension of the time for payment by DeepTech or the Company of any amounts payable under or in connection with any Operative Instrument or of the time for performance by DeepTech or the Company of any other obligations under or arising out of any Operative Instrument or the extension or renewal thereof, or the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of DeepTech or the Company set forth in any Operative Instrument, or the voluntary or involuntary liquidation, administration, sale or other disposition of all or substantially all of the assets of DeepTech or the Company, or any receivership, insolvency, bankruptcy, reorganization, or other similar proceeding, affecting DeepTech or the Company or any assets of DeepTech or the Company, or the release or discharge of DeepTech or the Company from the performance or observance of any agreement, covenant, term or condition contained in any Operative Instrument by operation of law, or the merger or consolidation of DeepTech or the Company, or any other cause, whether similar or dissimilar to the foregoing.

     Limitation on Sale and Leaseback Transactions. In addition to the foregoing covenants, the Guarantees contain a covenant which restricts sale and lease-back transactions. The Guarantees provide that the Company will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any Mortgage (as defined below) upon any Principal Property (as defined below), whether owned or leased on the date of the Guarantees or thereafter acquired, to secure any Debt (as defined below), of the Company or any other Person (other than the Senior Notes), without in any such case making effective provision whereby all of the Senior Notes outstanding will be directly secured equally and ratably with such Debt, excluding, however, the following: (i) any Mortgage upon property owned or leased by any corporation existing at the time such corporation becomes a Subsidiary; (ii) any Mortgage upon property existing at the time of acquisition thereof; (iii) any Mortgage to secure the payment of all or any part of the purchase price of property or to secure any Debt incurred prior to, at the time of or within 180 days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof; (iv) any Mortgage upon property to secure all or any part of the cost of construction, alteration, repair or improvement of all or any part of such property, or Debt incurred prior to, at the time of or within 180 days after the completion of such construction, alteration, repair or improvement or commencement of full operations on such property for the purpose of financing all or any part of such cost; (v) any Mortgage securing Debt of a Subsidiary owing to the Company or to another Subsidiary; (vi) any Mortgage existing at the date of the Guarantees; and (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (i) to (vi), inclusive; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement; and provided, further, that such Mortgage shall be limited to all or such part of the property which was subject to the Mortgage so extended, renewed or replaced (plus improvements on such property).

     Notwithstanding the provisions described in the preceding paragraph, the Company may, and may permit any Subsidiary to, create, assume, incur or suffer to exist any Mortgage upon any Principal Property which would otherwise be subject to the restrictions described in the preceding paragraph without equally and ratably securing the Senior Notes, provided that the aggregate amount of all Debt then outstanding secured by such Mortgage and all similar Mortgages, together with all net sale proceeds from Sale-Leaseback Transactions (as defined below) which are not permitted pursuant to clauses (i) and (ii) of the next paragraph, does not exceed 10% of the total consolidated stockholders' equity of the Company as shown on the audited consolidated balance sheet contained or incorporated by reference in the Company's latest Annual Report on Form 10-K. For the purpose of this paragraph, no Mortgage to secure any Debt will be deemed to be created by any Mortgage in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to the provisions of any contract or statute, or any Mortgage securing industrial development, pollution control or similar revenue bonds.

     The Company further agrees that it will not, nor will it permit any Subsidiary to, sell or transfer any Principal Property with the Company or any Subsidiary taking back a lease of such Principal Property (a "Sale-Leaseback Transaction"), unless (i) such Sale-Leaseback Transaction occurs within 180 days from the date of acquisition of such Principal Property or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later, or (ii) the Company, within 120 days after such Sale-Leaseback Transaction, applies or causes to be applied to the retirement of Funded Debt of the Guarantor or any Subsidiary (other than Funded Debt of the Company which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the Senior Notes) an amount not less than the net proceeds of the sale of such Principal Property.

     Notwithstanding the provisions described in the preceding paragraph, the Company may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction involving any Principal Property, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with all Debt secured by Mortgages which would otherwise be subject to the restrictions described in the first paragraph under the caption "Limitation on Sale and Leaseback Transactions" does not exceed 10% of the total consolidated stockholders' equity of the Company as shown on the audited consolidated balance sheet contained or incorporated by reference in the Company's latest Annual Report on Form 10-K. The provisions of this paragraph will also not prevent any Sale-Leaseback Transaction involving a lease for a period, including renewals, of not more than 36 months.

  Certain Definitions

     The following definitions are applicable to the covenants relating to Limitation on Sale and Leaseback Transactions:

     "Debt" means indebtedness for money borrowed.

     "Funded Debt" means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

     "Mortgage" means and includes any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other similar encumbrance.

     "Principal Property" means (i) any pipeline assets of the Company or any Subsidiary, including any related facilities employed in the transportation, distribution or marketing of natural gas, and (ii) any processing or manufacturing plant owned or leased by the Company or any Subsidiary and located within the United States of America or any state thereof or the Dominion of Canada or any province or territory thereof, except any such assets or plant which in the opinion of the Board of

Directors of the Company are not Principal Properties in relation to the activities of the Company and its Subsidiaries as a whole.

  Reinstatement; Amendment

     If at any time any payment received by the Holder under any Operative Instrument is required to be repaid by such Holder, the obligations, covenants, agreements and duties of the Company under the Guarantees will be reinstated for not less than one year as if such payment had not been made.

     The Guarantees may not be amended or modified except by a writing executed by the Company with the written consent of the Holder executed thereon. The obligations of the Company under the Guarantees are continuing obligations and a fresh cause of action will arise in respect of each default thereunder.

     Record Holders of the Senior Notes will receive a copy of the Guarantee from the Bank of New York, successor in interest to the First Interstate Bank of Texas, N.A., as Trustee (the "Trustee"), under the Indenture dated as of March 21, 1994, as amended, between DeepTech and the Trustee (the "Indenture"). It will not be necessary for new certificates evidencing the Senior Notes to be issued.

                       ISSUANCE OF GUARANTEES TO HOLDERS

     As a result of a holding company reorganization effected on August 1, 1998, EPNG became a wholly owned subsidiary of El Paso Energy and El Paso Energy succeeded EPNG as the publicly traded corporation. In conjunction with the Merger of DeepTech with EPNG or El Paso Energy pursuant to the Agreement and Plan of Merger dated as of February 27, 1998, as amended, and the Solicitations of the Waivers and the Amendments, EPNG agreed that EPNG or El Paso Energy, as successor to EPNG, would guarantee the Securities and would register the resales of such Guarantees under the Securities Act, if the Merger were effected between DeepTech and a subsidiary of El Paso Energy. Based upon elections made by stockholders of DeepTech, on August 14, 1998 the Merger was effected as a merger of a subsidiary of El Paso Energy into DeepTech, and El Paso Energy issued the Guarantees on that date. The Registration Statement of which this Prospectus forms a part is being filed to permit the resale under the Securities Act of the Securities as well as the resale of the Guarantees.

     This Prospectus does not constitute part of the Solicitations, which were effected by, and fully described in, the Statement, the Consent Letter and the other documents relating to the Solicitations that have been delivered by EPNG and El Paso Energy to the Holders. This Prospectus relates solely to resales by the Selling Holders of the Guaranteed Securities.

                              PLAN OF DISTRIBUTION

     The Selling Holders may only sell the Guarantees in conjunction with the sale of the associated Senior Notes. The Selling Holders may sell or distribute some or all of the Guaranteed Securities from time to time through dealers or brokers or other agents or directly to one or more purchasers in privately negotiated transactions or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Such transactions may be effected by the Selling Holders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers or other agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from Selling Holders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, or other agent might be in excess of those customary in the type of transaction involved.

     The Selling Holders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Holders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Holder and any other Selling Holder, broker, dealer or other agent relating to the sale or distribution of the Guaranteed Securities.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Guaranteed Securities may not simultaneously engage in market activities with respect to the Guaranteed Securities for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5, which provisions may limit the timing of purchases and sales of any of the Guaranteed Securities by the Selling Holders. All of the foregoing may affect the marketability of the Guaranteed Securities.

     The Company will pay substantially all of the expenses incident to this offering of the Guaranteed Securities by the Selling Holders to the public other than commissions, concessions and discounts of brokers, dealers or other agents. Each Selling Holder may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the Guaranteed Securities against certain liabilities, including liabilities arising under the Securities Act. The Company may agree to indemnify the Selling Holders and any such statutory "underwriters" and controlling persons of such "underwriters" against certain liabilities, including certain liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Guaranteed Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers.

     The Company has agreed to maintain the effectiveness of this Registration Statement for a period of one year after the Effective Time of the Merger. No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness. There can be no assurance that the Selling Holders will sell all or any of the Guaranteed Securities.

                                SELLING HOLDERS

     The following table sets forth certain information with respect to the Selling Holders:

                                                       AGGREGATE PRINCIPAL
                                                       AMOUNT OWNED PRIOR
               NAME OF SELLING HOLDER                    TO THE OFFERING     PERCENT
               ----------------------                  -------------------   -------
                                                             AMOUNT
                                                         (IN THOUSANDS)
Davis High Income Fund...............................       $    500              *
Donaldson, Lufkin & Jenrette Securities
  Corporation(1).....................................         26,110          31.84%
Dreyfus Variable Limited Term High Income Fund.......            450              *
Dreyfus Short Term High Yield........................          2,800           3.41%
Dreyfus Premier Limited Term High Income.............          4,850           5.91%
Global Horizons Investment Series: Diversified
  Strategic Income Fund..............................            125              *
Greenwich Street Series: Diversified Strategic Income
  Portfolio..........................................            150              *
Harvard Management Company Inc.......................          2,000           2.44%
Lehman Brothers Inc..................................          4,000            4.9%
Sirach Capital Management Inc........................         20,750          25.30%
Smith Barney Diversified Strategic Income
  Portfolio..........................................          3,200            3.9%
Smith Barney Managed High Income Fund................          2,315           2.82%
Smith Barney High Income Opportunity Fund............          3,950           4.82%
Smith Barney High Income Bond Fund...................          5,400           6.59%
Smith Barney/Travelers High Income Portfolio.........            750              *
Smith Barney USA High Yield Fund.....................            250              *

-------------------------

 *  Less than 1%

(1) Donaldson, Lufkin & Jenrette Securities has an investment banking relationship with El Paso Energy and in the past three years has acted as a financial advisor to El Paso Energy and its affiliates as a managing underwriter of various securities offerings on behalf of El Paso Energy and its affiliates, for which it received customary fees.

                                 LEGAL OPINIONS

     The legality of the Guaranteed Securities will be passed upon for the Company and DeepTech by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations).

                                    EXPERTS


     The consolidated financial statements and the financial statement schedules of El Paso Energy as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of (i) each of DeepTech and Leviathan Gas Pipeline Company as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997, (ii) Leviathan as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, (iii) Viosca Knoll Gathering Company as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, and (iv) Neptune Pipeline Company, L.L.C. as of December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998, have been incorporated by reference herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



     The statements of financial position of High Island Offshore System, L.L.C. as of December 31, 1998 and 1997, and the related statements of income, members' equity, and cash flows for each of the three years in the period ended December 31, 1998 incorporated in this Prospectus by reference from Leviathan's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The financial statements of Poseidon Oil Pipeline Company, L.L.C. as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997, and the period from inception (February 14, 1996) through December 31, 1996 incorporated in this Prospectus by reference from Leviathan's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.



     The oil and gas reserves data, as of June 30, 1997, of Leviathan and Tatham Offshore have been incorporated by reference herein and in the Registration Statement from DeepTech's Annual Report on Form 10-K/A for the year ended June 30, 1997 in reliance on the reports, Tatham Offshore, Inc., Estimated Net Reserves and Income Data Attributable to Certain Leasehold and Royalty Interests, dated as of June 30, 1997, of Ryder Scott Company Petroleum Engineers and the reserve report of Netherland, Sewell & Associates, Inc., each, an independent petroleum engineering consulting firm, given upon the authority of such firms as experts in petroleum engineering. The June 30, 1997 report of Ryder Scott Company has not been updated. The inclusion of such report in the registration statement is not an assurance that there has been no change in the information in such report since June 30, 1997.

     The oil and gas reserve data, as of December 31, 1998, of Leviathan have been incorporated by reference herein and in the Registration Statement from Leviathan's Annual Report on Form 10-K for the year ended December 31, 1998 in reliance on the reserve report of Netherland, Sewell & Associates, Inc., and independent petroleum engineering consulting firm, given upon the authority of such firm as experts in petroleum engineering.



     The consolidated financial statements of Sonat Inc. as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, included in El Paso Energy's Current Report on Form 8-K/A dated April 30, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which, as to the year ended December 31, 1996, is based on the report of KPMG LLP, independent auditors. The report of KPMG LLP refers to a change by Zilkha Energy Company in accounting for oil and gas properties from the full cost method to the successful efforts method. Such restated consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


MAY 1999


                          DEEPTECH INTERNATIONAL INC.

                          $77,600,000 12% SENIOR NOTES
                                    DUE 2000

                           FULLY AND UNCONDITIONALLY
                                 GUARANTEED BY


                           EL PASO ENERGY CORPORATION


                              --------------------

                                   PROSPECTUS
                              --------------------

--------------------------------------------------------------------------------

          NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THE PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as follows. All of such expenses will be paid for by El Paso Energy.



SEC Registration Fee........................................  $27,421
Legal Fees and Expenses.....................................   25,000
Accounting Fees and Expenses................................    5,000
Printing Fees...............................................    5,000
Miscellaneous...............................................    7,579
                                                              -------
                                                              $70,000
                                                              =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, rules, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Article X of El Paso Energy's By-laws requires indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the By-laws of El Paso Energy provide an unconditional right to indemnification for all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened proceeding (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director, officer, or employee of El Paso Energy or that, being or having been such a director or officer or an employee of El Paso Energy, such person is or was serving at the request of El Paso Energy as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including an employee benefit plan. The By-laws of El Paso Energy also provide that El Paso Energy may, by action of its Board of Directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors and officers.

     Article VI of DeepTech's By-laws requires indemnification to the full extent authorized by law of any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of DeepTech or any predecessor of DeepTech or served any other enterprise as a director, officer or employee at the request of DeepTech or any predecessor of DeepTech.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or
(iv) any transaction from which the director derived an improper personal benefit.

     Article 10 of El Paso Energy's Certificate of Incorporation, as amended, provides that, to the full extent that the Delaware General Corporation Law, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of El Paso Energy shall not be liable to El Paso Energy or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of El Paso Energy for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     El Paso Energy maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of El Paso Energy and its subsidiaries (including DeepTech), of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of El Paso Energy and/or its subsidiaries, as the case may be.

ITEM 16.  EXHIBITS


  2.1*       --  Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 27, 1998, among El Paso Natural Gas Company,
                 El Paso Acquisition Company and DeepTech International Inc.
  2.2*       --  Amendment No. 1 to the Merger Agreement, dated as of June
                 16, 1998, by and among the Company, El Paso Natural Gas
                 Company, El Paso Acquisition Company, and DeepTech
                 International Inc.
  4.1**      --  Form of Guarantee re: Senior Notes
  4.2        --  Form of Indenture (the "Indenture"), dated March 21, 1994, between DeepTech and First Interstate Bank of Texas, N.A., as Trustee, relating to the Senior Notes (filed as Exhibit
                 4.1 to DeepTech's Registration Statement on Form S-1 File
                 No. 33-73538 and incorporated herein by reference).
  4.3**      --  First Supplemental Indenture, dated August 14, 1998 between
                 DeepTech and the Bank of New York, as Trustee, to the
                 Indenture.
  5.1**      --  Opinion of Fried, Frank, Harris, Shriver & Jacobson re:
                 legality
 12.1        --  Statement regarding the computation of the ratio of earnings to fixed charges of El Paso Energy Corporation
 23.1        --  Consent of PricewaterhouseCoopers LLP, independent public accountants of the Company, DeepTech International Inc.,
                 Leviathan Gas Pipeline Company, Leviathan Gas Pipeline
                 Partners, L.P., Viosca Knoll Gathering Company and Neptune
                 Pipeline Company, L.L.C.
 23.2**      --  Consent of Fried, Frank, Harris, Shriver & Jacobson
                 (included in Exhibit 5.1 to this Registration Statement)

 23.3        --  Consent of Deloitte & Touche LLP, independent accountants of
                 High Island Offshore System, L.L.C.
 23.4        --  Consent of Arthur Andersen LLP, independent public
                 accountants of Poseidon Oil Pipeline Company, L.L.C.
 23.5        --  Consent of Ryder Scott Company Petroleum Engineers,
                 Independent Petroleum Engineers
 23.6        --  Consent of Netherland, Sewell & Associates, Inc.,
                 Independent Petroleum Engineers
 23.7        --  Consent of Netherland, Sewell & Associates, Inc.,
                 Independent Petroleum Engineers
 23.8        --  Consent of Ernst & Young LLP, independent accountants of
                 Sonat Inc.
 23.9        --  Consent of KPMG LLP, independent accountants of Sonat
                 Exploration GOM Inc., formerly Zilkha Energy Company.
 25.1**      --  Form T-1 Statement of Eligibility and Qualification of the
                 Bank of New York, as trustee


-------------------------

* Previously filed with the Company's registration statement on Form S-4, registration no. 333-49863

** Previously filed with Form S-3 Registration Statement (File No. 333-61039)

ITEM 17.  UNDERTAKINGS

     A.  The undersigned Registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs A(1)(a) and A(1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, such filing of the Registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrants pursuant to the provisions described in Item 15 above, or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer, or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                     DEEPTECH INTERNATIONAL INC. SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 4, 1999.


                                        DEEPTECH INTERNATIONAL INC.

                                        By:                   *
                                           -------------------------------------
                                                      William A. Wise
                                                   Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.



                     SIGNATURE                                      TITLE                    DATE
                     ---------                                      -----                    ----

                         *                            Chairman of the Board and          May 4, 1999
---------------------------------------------------     Director
                  William A. Wise

                /s/ H. BRENT AUSTIN                   Executive Vice President and       May 4, 1999
---------------------------------------------------     Director (Principal Financial
                  H. Brent Austin                       Officer)

                         *                            Vice President and Controller      May 4, 1999
---------------------------------------------------     (Chief Accounting Officer)
                 Jeffrey I. Beason

                         *                            President and Director             May 4, 1999
---------------------------------------------------
                Robert G. Phillips

             *By: /s/ H. BRENT AUSTIN
   ---------------------------------------------
                  H. Brent Austin
                 Attorney-in-Fact

                     EL PASO ENERGY CORPORATION SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 4, 1999.


                                        EL PASO ENERGY CORPORATION

                                        By:                   *
                                           -------------------------------------
                                                      William A. Wise
                                             Chairman of the Board, President
                                                and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.



                     SIGNATURE                                      TITLE                    DATE
                     ---------                                      -----                    ----
                         *                            Chairman of the Board, President,  May 4, 1999
---------------------------------------------------     Chief Executive Officer and
                  William A. Wise                       Director

                /s/ H. BRENT AUSTIN                   Executive Vice President and       May 4, 1999
---------------------------------------------------     Chief Financial Officer
                  H. Brent Austin                       (Principal Financial Officer)

                         *                            Vice President and Controller      May 4, 1999
---------------------------------------------------     (Chief Accounting Officer)
                 Jeffrey I. Beason

                         *                            Director                           May 4, 1999
---------------------------------------------------
                 Byron Allumbaugh

                         *                            Director                           May 4, 1999
---------------------------------------------------
                Juan Carlos Braniff

                         *                            Director                           May 4, 1999
---------------------------------------------------
                  Peter T. Flawn

                         *                            Director                           May 4, 1999
---------------------------------------------------
                 James F. Gibbons

                         *                            Director                           May 4, 1999
---------------------------------------------------
                    Ben F. Love

                     SIGNATURE                                      TITLE                    DATE
                     ---------                                      -----                    ----
                         *                            Director                           May 4, 1999
---------------------------------------------------
                Kenneth L. Smalley

                         *                            Director                           May 4, 1999
---------------------------------------------------
                  Malcolm Wallop

             *By: /s/ H. BRENT AUSTIN
   ---------------------------------------------
                  H. Brent Austin
                 Attorney-in-Fact

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
          2.1*           -- Agreement and Plan of Merger (the "Merger Agreement"),
                            dated as of February 27, 1998, among El Paso Natural Gas
                            Company, El Paso Acquisition Company and DeepTech
                            International Inc.
          2.2*           -- Amendment No. 1 to the Merger Agreement, dated as of June
                            16, 1998, by and among the Company, El Paso Natural Gas
                            Company, El Paso Acquisition Company, and DeepTech
                            International Inc.
          4.1**          -- Form of Guarantee re: Senior Notes
          4.2            -- Form of Indenture (the "Indenture"), dated March 21,
                            1994, between DeepTech and First Interstate Bank of
                            Texas, N.A., as Trustee, relating to the Senior Notes
                            (filed as Exhibit 4.1 to DeepTech's Registration
                            Statement on Form S-1 File No. 33-73538 and incorporated
                            herein by reference).
          4.3**          -- First Supplemental Indenture, dated August 14, 1998
                            between DeepTech and the Bank of New York, as Trustee, to
                            the Indenture.
          5.1**          -- Opinion of Fried, Frank, Harris, Shriver & Jacobson re:
                            legality
         12.1            -- Statement regarding the computation of the ratio of
                            earnings to fixed charges of El Paso Energy Corporation
         23.1            -- Consent of PricewaterhouseCoopers LLP, independent public accountants of the Company, DeepTech International Inc.,
                            Leviathan Gas Pipeline Company, Leviathan Gas Pipeline
                            Partners, L.P., Viosca Knoll Gathering Company and
                            Neptune Pipeline Company, L.L.C.
         23.2**          -- Consent of Fried, Frank, Harris, Shriver & Jacobson
                            (included in Exhibit 5.1 to this Registration Statement)
         23.3            -- Consent of Deloitte & Touche LLP, independent accountants of High Island Offshore System, L.L.C.
         23.4            -- Consent of Arthur Andersen LLP, independent public
                            accountants of Poseidon Oil Pipeline Company, L.L.C.
         23.5            -- Consent of Ryder Scott Company Petroleum Engineers,
                            Independent Petroleum Engineers
         23.6            -- Consent of Netherland, Sewell & Associates, Inc.,
                            Independent Petroleum Engineers
         23.7            -- Consent of Netherland, Sewell & Associates, Inc.,
                            Independent Petroleum Engineers
         23.8            -- Consent of Ernst & Young LLP, independent accountants of
                            Sonat Inc.
         23.9            -- Consent of KPMG LLP, independent accountants of Sonat
                            Exploration GOM Inc., formerly Zilkha Energy Company
         25.1**          -- Form T-1 Statement of Eligibility and Qualification of
                            the Bank of New York, as trustee


-------------------------

* Previously filed with the Company's registration statement on Form S-4, registration no. 333-49863

** Previously filed with Form S-3 Registration Statement (File No. 333-61039)